As filed with the Securities and Exchange Commission on May 27, 2021.
Registration No. 333-
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
BROOKLYN IMMUNOTHERAPEUTICS, INC.
(Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation or organization)	2836 (Primary Standard Industrial Classification Code Number)	31-1103425 (I.R.S. Employer Identification Number)
140 58th Street, Suite 2100
Brooklyn, New York 11220
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Howard J. Federoff
Chief Executive Officer and President
Brooklyn ImmunoTherapeutics, Inc.
140 58th Street, Suite 2100
Brooklyn, New York 11220
Telephone: (212) 582-1199
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Mark L. Johnson Bella Zaslavsky K&L Gates LLP One Lincoln Street Boston, Massachusetts 02111 Telephone: (617) 261-3100
Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has not elected to use the extended transition period for complying with any new or revised financial accounting standards provided in Section 7(a)(2)(B) of the Securities Act.
CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common stock, par value $0.005 per share	2,869,881	$14.185	$40,709,261.99	$4,441.39
(1)
Represents 50,000 shares previously issued to the selling stockholder and 2,819,881 shares that are issuable at the option of the registrant pursuant to a purchase agreement with the selling stockholder. The shares will be offered for resale by the selling stockholder. Pursuant to Rule 416 under the Securities Act of 1933, this registration statement also covers any additional number of shares of common stock issuable upon stock splits, stock dividends, dividends or other distribution, recapitalization or similar events with respect to the shares of common stock being registered pursuant to this registration statement.

(2)
Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, based on the average of the high and low prices per share of common stock as reported on the NYSE American on May 26, 2021.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholder named in this prospectus may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and the selling stockholder named in this prospectus is not soliciting offers to buy these securities, in any jurisdiction where the offer or sale is not permitted.
Subject to completion, dated May 27, 2021
PROSPECTUS

2,869,881 Shares
Common Stock
This prospectus relates to the offer and sale from time to time of up to 2,869,881 shares of common stock, par value $0.005 per share, by Lincoln Park Capital Fund, LLC, or the selling stockholder. The shares offered by the selling stockholder consist of shares of common stock that have been, or may be, issued to the selling stockholder pursuant to a purchase agreement we entered into with the selling stockholder as of May 26, 2021, or the Purchase Agreement.
We are not selling any of the shares of common stock offered by this prospectus, and we will not receive any proceeds from resales of those shares. Under the Purchase Agreement, however, we have issued 50,000 shares of common stock to the selling stockholder as consideration for entering into the Purchase Agreement, which shares are being offered for resale by the selling stockholder under this prospectus, and we may elect, subject to satisfaction of specified conditions, to require the selling stockholder to purchase from us from time to time after the date of this prospectus the additional shares of common stock offered by this prospectus for a total aggregate purchase price of up to $40,000,000.
The common stock is listed on the NYSE American under the symbol “BTX.” On May 26, 2021, the closing sale price of the common stock as reported on the NYSE American was $13.68. You are urged to obtain current market quotations for the common stock.
Our business and an investment in the common stock involve significant risks. See “Risk Factors” on page 6.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
The selling stockholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933. The selling stockholder may sell the shares of common stock offered by this prospectus in a number of different ways and at varying prices, as described in “Plan of Distribution” on page 26.
We have agreed to bear all of the expenses incurred in connection with the registration of the shares of common stock offered by this prospectus. The selling stockholder will pay or assume any discounts, commissions, or fees of underwriters, selling brokers or dealer managers incurred in connection with its sales of the shares.
As a “smaller reporting company” under applicable rules of the Securities and Exchange Commission, we have elected to comply with certain reduced public company disclosure requirements for this prospectus and other filings with the Securities and Exchange Commission. See “Prospectus Summary—Implications of Being a Smaller Reporting Company.”
The date of this prospectus is     , 2021.

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ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission. Before making your investment decision, we urge you to carefully read this prospectus and all of the information contained in the documents incorporated by reference in this prospectus, as well as the additional information described under the headings “Where You Can Find More Information.”
To the extent there is a conflict between the information contained in this prospectus, on the one hand, and the information contained in any document incorporated by reference in this prospectus, on the other hand, you should rely on the information in this prospectus, provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in this prospectus—the statement in the document having the later date modifies or supersedes the earlier statement.
We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in this prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreement, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.
We have not, and the selling stockholder has not, authorized anyone to provide you with any information or to make any representations other than that contained in or incorporated by reference in this prospectus, any prospectus supplement or in any related free writing prospectus filed by us with the Securities and Exchange Commission. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. You should assume that the information appearing in this prospectus is accurate only as of the date on its respective cover, that the information appearing in any applicable free writing prospectus is accurate only as of the date of that free writing prospectus, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed materially since those dates.
References in this prospectus to “our company,” “our,” “us,” “we” and similar terms refer to Brooklyn ImmunoTherapeutics, Inc. and not, unless the context otherwise requires, subsidiaries of Brooklyn ImmunoTherapeutics, Inc.
Unless the context otherwise requires, this prospectus reflects a one-for-two reverse split of common stock effective as of March 25, 2021.
Our logo design is our trademark. This prospectus also includes trademarks, trade names and service marks that are the property of other organizations. For convenience, our logo appears in this prospectus without the ™ symbol, but those uses are not intended to indicate that we will not assert, to the fullest extent under applicable law, our rights to this trademark.

PROSPECTUS SUMMARY
This summary highlights, and is qualified in its entirety by, the more detailed information included elsewhere or incorporated by reference in this prospectus. This summary does not contain all of the information that may be important to you. You should read and carefully consider the entire prospectus, especially as described in “Risk Factors,” before deciding to invest in common stock.
Overview
We are a clinical-stage biopharmaceutical company focused on exploring the role that cytokine-based therapy can have on the immune system in treating patients with cancer, both as a single agent and in combination with other anti-cancer therapies. We are also exploring opportunities to advance therapies using leading edge gene editing/cell therapy technology through an agreement our operating subsidiary Brooklyn ImmunoTherapeutics LLC entered into with Novellus Therapeutics Limited and Factor Bioscience Limited as of April 26, 2021, to exclusively license intellectual property and mRNA cell reprogramming and gene editing technology for use in the development of certain cell-based therapies to be evaluated and developed for treating human diseases, including certain types of cancer, sickle cell disease and beta thalassemia.
The Lincoln Park Transaction
On April 26, 2021, we entered into a purchase agreement, or the Prior Purchase Agreement, with Lincoln Park Capital Fund, LLC, or the selling stockholder, which provided for, among other things, the issuance and sale by us to the selling stockholder, from time to time at our sole discretion, of up to an aggregate of $20,000,000 shares of common stock, upon the terms and subject to the conditions therein. The Prior Purchase Agreement terminated automatically by its terms on May 18, 2021, upon the sale of all of the $20,000,000 of shares contemplated thereby.
On May 26, 2021, we entered into a new Purchase Agreement and a new Registration Rights Agreement with the selling stockholder. The Purchase Agreement provides that we may elect, subject to satisfaction of specified conditions, to require the selling stockholder to purchase from time to time shares of common stock for up to an aggregate of $40,000,000 on or before    , 2024. Pursuant to the terms of the Registration Rights Agreement, we have filed the registration statement of which this prospectus forms a part to register for resale under the Securities Act of 1933, as amended, or the Securities Act a total of 2,869,881 shares of common stock that have been, or may be, issued to the selling stockholder under the Purchase Agreement.
Pursuant to the terms of the Purchase Agreement, on May 26, 2021 we issued to the selling stockholder 50,000 shares of common stock, which we refer to as the Commitment Shares, as consideration for the selling stockholder’s commitment to purchase shares of common stock under the Purchase Agreement. The Commitment Shares are included in the 2,869,881 shares of common stock being registered for resale by the selling stockholder under the registration statement of which this prospectus forms a part.
Under the terms of the Purchase Agreement, upon the satisfaction of all of the conditions set forth in the Purchase Agreement, including that the registration statement that includes this prospectus be declared effective by the Securities Exchange Commission, or the SEC, we have the right, but not the obligation, to sell to the selling stockholder, and upon our request the selling stockholder will be obligated to purchase from us, shares of common stock for a total aggregate purchase price of up to $40,000,000. Any such sales of common stock by us will be subject to specified conditions and may occur from time to time, at our election, on or before    , 2024, subject to conditions specified in the Purchase Agreement. The selling stockholder has no right to require us to sell any shares of common stock to it, but it is obligated to make purchases as we elect, subject to conditions set forth in the Purchase Agreement. We are obligated to pay to Maxim Group LLC, our financial adviser, a fee of 3.0% of the purchase price we receive from the selling stockholder in connection with each purchase of shares of common stock, including the value of the Commitment Shares, under the Purchase Agreement.
Under the Purchase Agreement, we may elect from time to time, subject to specified conditions, to require the selling stockholder to purchase on any single business day on which the closing price of common stock is equal to or greater than $1.00, which we refer to as a Regular Purchase, (a) up to 60,000 shares of common stock, (b) if the closing sale price of common stock on the NYSE American is at least $5.50 per share, up to 80,000 shares of common stock or (c) if the closing sale price of common stock on the NYSE American is at least $7.00 per share, up to 120,000 shares of common stock. In no case, however, will the selling stockholder’s commitment with respect to any single Regular Purchase exceed $2,000,000. The foregoing share amounts and per share prices will be adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction occurring after the date of the Purchase Agreement with respect to common stock. The purchase price per share for each such Regular Purchase will be based on prevailing market prices of the common stock immediately preceding the time of sale, as determined under the Purchase Agreement.
In addition to Regular Purchases, we may require the selling stockholder to make purchases of increased numbers of shares of common stock as accelerated purchases or additional accelerated purchases on terms, and subject to conditions, set forth in the Purchase Agreement and described under “The Lincoln Park Transaction—Purchase of Shares under the Purchase Agreement.”
A total of 2,869,881 shares of common stock that have been, or may be, issued to the selling stockholder under the Purchase Agreement are being offered by this prospectus. Depending on the market prices of common stock at the various times we may elect to sell shares to the selling stockholder under the Purchase Agreement, we may be required, under the Registration Rights Agreement, to register for resale under the Securities Act additional shares of common stock that we may sell to the selling stockholder in order for us to receive the total commitment of $40,000,000 available under the Purchase Agreement. Under applicable rules of the NYSE American, we would be required to obtain stockholder approval in order to sell to the selling stockholder under the Purchase Agreement more than 7,169,313 shares of common stock (including the Commitment Shares), which we refer to as the Exchange Cap, which represents 19.99% of the 41,505,998 shares of common stock outstanding immediately prior to the execution of the Prior Purchase Agreement, less the 1,127,736 shares of common stock we issued to the selling stockholder under the Prior Purchase Agreement for a total aggregate purchase price of $20,000,000. Notwithstanding the foregoing, however, any shares of common stock that we issue and sell to the selling stockholder under the Purchase Agreement at a per share purchase price that equals or exceeds the greater of book or market value of the common stock, as calculated in accordance with the applicable rules of the NYSE American, will not be subject to the Exchange Cap share issuance limitation described above under applicable rules of the NYSE American.
The Purchase Agreement prohibits us from requiring the selling stockholder to purchase any shares of common stock if those shares, when aggregated with all other shares of common stock then beneficially owned by the selling stockholder and its affiliates, would result in the selling stockholder having beneficial ownership, at any time, of more than 4.99% of the outstanding shares of common stock.
We may elect to terminate the Purchase Agreement at any time, without any cost or penalty. The Purchase Agreement does not include any of the following: limitations on our use of amounts we receive as the purchase price for shares of common stock sold to the selling stockholder; financial or business covenants; restrictions on future financings (other than restrictions on our ability to enter into an “equity line” or similar transaction with a third party investor in which we may sell common stock or securities exercisable for or convertible into common stock at a future determined price based on the market price of common stock); rights of first refusal; participation rights; penalties; or liquidated damages.
The amount we receive from sales of common stock to the selling stockholder under the Purchase Agreement will depend on the number of shares we sell and the prices at which we sell those shares to the selling stockholder.
Risks Related to Our Business
Our business is subject to a number of risks of which you should be aware before making an investment decision. These risks are discussed in “Risk Factors” and include the following:
•
We are substantially dependent on the success of our internal development programs and our product pipeline candidates may not successfully complete clinical trials, receive regulatory approval or be successfully commercialized.

•
Our product candidates and those of any collaborators will need to undergo preclinical and clinical trials that are time-consuming and expensive, the outcomes of which are unpredictable, and for which there is a high risk of failure. If preclinical or clinical trials of our or their product candidates fail to satisfactorily demonstrate safety and efficacy to the U.S. Food and Drug Administration, the European Medicines Agency and any other comparable regulatory authority, additional costs may be incurred or delays experienced in completing, the development of these product candidates, or their development may be abandoned.

•	We may find it difficult to enroll patients in our clinical trials, which could delay or prevent us from proceeding with clinical trials of our product candidates.

•
We may expend our limited resources to pursue a particular product candidate or indication and fail to capitalize on product candidates or indications that may be more profitable or for which there is a greater likelihood of success.

•
If we fail to maintain orphan drug exclusivity for IRX-2 or we fail to obtain or maintain such exclusivity for any future drug candidate we may license, our competitors may sell products to treat the same conditions, and our revenues would be significantly adversely affected.

•
Our current or future product candidates may cause undesirable side effects or have other properties when used alone or in combination with other approved products or investigational new drugs that could halt their clinical development, prevent their marketing approval, limit their commercial potential or result in significant negative consequences.

•	We face business disruption and related risks resulting from the recent pandemic of the novel coronavirus (COVID-19), which could have a material adverse effect on our business plan.
•	We have a limited operating history and have never generated any product revenue.
•	Our business is heavily dependent on the successful development, regulatory approval and commercialization of our product candidate, IRX-2.
•	Clinical studies required for our product candidates are expensive and time-consuming, and their outcome is uncertain.
•	We do not have, and may never obtain, the regulatory approvals we need to market our product candidates.
•
Gene editing product candidates we may develop based on our exclusive license agreement with Novellus Therapeutics Limited and Factor Bioscience Limited are based on new technology, which makes it difficult to predict the time and cost of development and of subsequently obtaining regulatory approval, if we are able to obtain such approval.

•
The U.S. Food and Drug Administration, the U.S. National Institutes of Health and the European Medicines Agency have demonstrated caution in their regulation of gene therapy treatments, and ethical and legal concerns about gene therapy and genetic testing may result in additional regulations or restrictions on the development and commercialization of such products, which may be difficult to predict.

•
We may be unable to successfully scale up manufacturing of IRX-2 in sufficient quality and quantity, which may delay or prevent us from commercializing the product even if approved for marketing by the U.S. Food and Drug Administration or other regulatory agencies.

•
We will require substantial additional capital to fund our operations, and if we fail to obtain necessary financing, we may not be able to complete the development and commercialization of any of our product candidates.

Corporate Information
We incorporated under the laws of the State of Delaware in 1984. We changed our name from our initial name Alroy Industries, Inc. to NTN Communications, Inc. in 1985, and then to NTN Buzztime, Inc. in 2005 and to Brooklyn ImmunoTherapeutics, Inc. on March 25, 2021. Our principal executive office is located at 140 58th Street, Suite 2100, Brooklyn, New York 11220, and our telephone number is (212) 582-1199. Our website address is www.brooklynitx.com. The information contained on, or that can be accessed through, our website is not a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.
Implications of Being a Smaller Reporting Company
We are a “smaller reporting company” because the market value of our stock held by non-affiliates is less than $700 million and our annual revenue was less than $100 million during our most recently completed fiscal year. We may continue to be a smaller reporting company if either (a) the market value of our stock held by non-affiliates is less than $250 million or (b) our annual revenue was less than $100 million during the most recently completed fiscal year and the market value of our stock held by non-affiliates is less than $700 million. We may continue to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies. For so long as we remain a smaller reporting company, we are permitted and intend to rely on exemptions from certain disclosure and other requirements that are applicable to public companies that are not smaller reporting companies.

The Offering
Common stock offered
The 2,869,881 shares of common stock being offered by the selling stockholder pursuant to this prospectus consist of:
•
the 50,000 Commitment Shares we issued to the selling stockholder on May 26, 2021 as consideration for the selling stockholder’s commitment to purchase shares of common stock under the Purchase Agreement; and

•
up to 2,819,881 shares of common stock we may, at our election, sell to the selling stockholder from time to time after the date of this prospectus, subject to satisfaction of the conditions set forth in the Purchase Agreement, during the term of the Purchase Agreement.

Selling stockholder
Lincoln Park Capital Fund, LLC. See “Principal and Selling Stockholders” on page 21.
Use of proceeds
We will not receive any proceeds from the sale of common stock by the selling stockholder pursuant to this prospectus.
We may, at our election, receive gross amounts totaling up to $40,000,000 from the sale of shares to the selling stockholder under the Purchase Agreement after the date of this prospectus. We are obligated to pay to Maxim Group LLC, our financial adviser, a fee of 3.0% of the purchase price we receive from the selling stockholder in connection with each purchase of shares of common stock, including the value of the Commitment Shares, under the Purchase Agreement. The net amounts we receive from sales of common stock under the Purchase Agreement will be used for general corporate purposes, which may include working capital and capital expenditures, research and development expenses, including clinical trial costs, general and administrative expenses, potential acquisition of, or investment in, companies, technologies, products or assets that complement our business, and repayment and refinancing of debt. See “Use of Proceeds” on page 14.
NYSE American symbol
“BTX”

RISK FACTORS
Investing in common stock involves a high degree of risk. Before you decide to invest in common stock, you should carefully consider the risks described below and the risks described in other filings we make with the Securities and Exchange Commission, or the SEC, from time to time, which are incorporated by reference in this prospectus in their entirety, together with the other information in this prospectus and the information and documents incorporated by reference in this prospectus. If any of the risks described in our filings incorporated by reference in this prospectus occur, our business, financial condition, results of operations and future growth prospects could be harmed. In these circumstances, the market price of common stock could decline, and you could lose all or part of your investment.
Risks Relating to the Equity Line
The sale or issuance of shares of common stock to the selling stockholder will cause dilution, and the sale of shares of common stock acquired by the selling stockholder, or the perception that such sales may occur, could cause the price of common stock to fall.
On May 26, 2021, we entered into a new Purchase Agreement with Lincoln Park Capital Fund, LLC, or the selling stockholder, pursuant to which we may elect, subject to specified conditions, to sell to the selling stockholder shares of common stock for an aggregate purchase price of up to $40,000,000. As consideration for the selling stockholder’s commitment to purchase shares of common stock under the Purchase Agreement, we issued to the selling stockholder on May 26, 2021 a total of 50,000 shares of common stock, or the Commitment Shares.
The 2,869,881 shares of common stock being offered by this prospectus consist of shares that we have sold, or may sell, to the selling stockholder from time to time on or before   , 2024. The purchase price for common stock that we may sell to the selling stockholder under the Purchase Agreement will fluctuate based on the public trading price of common stock. Depending on market liquidity at the time, sales of those shares may cause the public trading price of common stock to decrease.
We generally have the right to control the timing and amount of any future sales of common stock to the selling stockholder. Sales of shares of common stock, if any, to the selling stockholder will depend upon market conditions and other factors to be determined by us. We ultimately may decide to sell to the selling stockholder all, some or none of the additional shares of common stock that may be available for us to sell pursuant to the Purchase Agreement. Our sales of shares of common stock to the selling stockholder could result in substantial dilution to the interests of other holders of common stock. Additionally, the sale of a substantial number of shares of common stock to the selling stockholder, or the anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time at a price that we might otherwise wish to effect sales, or at all. If and when we do sell shares of common stock to the selling stockholder, after the selling stockholder has acquired the shares, it may resell all, some or none of those shares at any time or from time to time in its discretion.
We may not have access to the full amount available under the Purchase Agreement.
Although the Purchase Agreement provides that we may sell up to $40,000,000 of common stock to the selling stockholder, only 2,869,881 of the shares that have been or may be issued to the selling stockholder are being offered under this prospectus, of which an aggregate of 50,000 shares have been issued to the selling stockholder and 2,819,881 shares represent shares that we may elect to issue and sell to the selling stockholder in the future under the Purchase Agreement. As a result, depending on the market prices of common stock, we may not be able to sell a number of shares of common stock sufficient to provide us with the full $40,000,000 commitment amount contemplated by the Purchase Agreement.
Pursuant to the terms of the Purchase Agreement, we may be able to issue and sell more shares of common stock to the selling stockholder than can be represented by the 2,869,881 shares of common stock offered by this prospectus. In such case, before we can sell any additional shares to the selling stockholder, we will need to register for resale under the Securities Act of 1933 additional shares of common stock, which will require additional time, resources and cost to us. In addition, the issuance and sale of such additional shares of common stock could cause substantial dilution to our stockholders.
In addition, under applicable rules of the NYSE American, we would be required to obtain stockholder approval in order to sell to the selling stockholder under the Purchase Agreement more than 7,169,313 shares of common stock (including the Commitment Shares), which we refer to as the Exchange Cap, which represents 19.99% of the 41,505,998 shares of common stock outstanding immediately prior to the execution of a prior purchase agreement we entered into with the selling stockholder on April 26, 2021, or the Prior Purchase Agreement, less the 1,127,736 shares of common stock we issued to the selling stockholder under the Prior Purchase Agreement for a total aggregate purchase price of $20,000,000. Notwithstanding the foregoing, however, any shares of common stock that we issue and sell to the selling stockholder under the Purchase Agreement at a per share purchase price that equals or exceeds the greater of book or market value of the common stock, as calculated in accordance with the applicable rules of the NYSE American, will not be subject to the Exchange Cap share issuance limitation described above under applicable rules of the NYSE American. In addition, the selling stockholder will not be required to purchase any shares of common stock if such sale would result in the selling stockholder's beneficial ownership exceeding 4.99% of the then-outstanding shares of common stock. Our inability to access a portion or the full amount available under the Purchase Agreement, in the absence of any other financing sources, could have a material adverse effect on our business.
The actual number of shares we will issue under the Purchase Agreement, at any one time or in total, is uncertain.
Subject to certain limitations in the Purchase Agreement, the NYSE American regulations and applicable law, we have the discretion to deliver a sales notice to the selling stockholder at any time throughout the term of the Purchase Agreement. The number of shares that are sold will fluctuate based on the market price of the shares of common stock. Because the price per share of each share sold to the selling stockholder will fluctuate based on the market price of common stock, it is not possible at this stage to predict the number of shares that will be ultimately issued under the Purchase Agreement.
Risks Relating to Ownership of Common Stock
The market price of common stock historically has been and likely will continue to be highly volatile, which could result in substantial losses for investors purchasing our shares.
The market price for common stock historically has been highly volatile, and the market for common stock has from time to time experienced significant price and volume fluctuations, based both on our operating performance and for reasons that appear to us unrelated to our operating performance. For example, on May 26, 2021, the closing sale price of the common stock as reported on the NYSE American was $13.68. Since March 26, 2021, the interday trading price of common stock has varied between a low of $3.59 on April 1, 2021 and a high of $80.67 on May 3, 2021. During this time, we did not make any announcements regarding our financial condition or results of operations. We may continue to incur rapid and substantial increases or decreases in the price of common stock in the foreseeable future that are do not coincide in timing with the disclosure of news or developments by us.
In addition, the market price of common stock may fluctuate significantly in response to several factors, including:
•	the level of our financial resources;
•	announcements of entry into or consummation of a financing;
•	announcements of new products or technologies, commercial relationships or other events by us or our competitors;
•	announcements of difficulties or delays in entering into commercial relationships with our partners or customers;
•	changes in securities analysts’ estimates of our financial performance or deviations in our business and the trading price of common stock from the estimates of securities analysts;
•	fluctuations in stock market prices and trading volumes of similar companies;
•	price and volume fluctuations in the overall stock market, including as a result of trends in the economy as a whole;
•	additional shares of common stock being sold into the market by us or our existing stockholders or the anticipation of such sales;
•	discussion of us or our stock price by the financial press and in online investor communities;
•	lawsuits threatened or filed against us;
•	failure to maintain compliance with any of the NYSE American continued listing standards;

•	commencement of delisting proceedings by NYSE Regulation; and
•	additions or departures of key personnel.
The realization of any of the foregoing could have a dramatic and adverse impact on the market price of common stock.
Future sales of substantial amounts of common stock in the public market, or the anticipation of such sales, could have a material adverse effect on then-prevailing market prices.
As of May 26, 2021, there were, in addition to the shares of common stock that may be sold under the Purchase Agreement, (a) 3,237,218 shares of common stock reserved for issuance upon the exercise of outstanding stock options with exercise prices ranging from $4.86 to $55.00 at weighted average exercise price of $8.08, (b) 3,368,804 shares of common stock reserved for issuance under our 2020 Stock Incentive Plan, (c) 156,112 shares of outstanding Series A convertible preferred stock outstanding which were then convertible into approximately 42,027 shares of common stock, and (d) 202 shares of common stock reserved for issuance on June 1, 2021 as a dividend on outstanding shares of Series A convertible preferred stock. Registration statements registering the shares of common stock underlying the outstanding options are currently effective. Generally, the shares of common stock issuable upon conversion of Series A convertible preferred stock, which the holders may do at any time, may be sold under Rule 144 of the Securities Act of 1933. Accordingly, a significant number of shares of common stock could be sold at any time. Depending on market liquidity at the time common stock is resold by the holders thereof, such resales could cause the trading price of common stock to decline. In addition, our agreement with the selling stockholder and the sale of a substantial number of shares of common stock, or anticipation of such sales, including sales by the selling stockholder, could make it more difficult for us to obtain future financing. To the extent the trading price of common stock at the time any of our outstanding options are exercised exceeds their exercise price or at the time any of the outstanding shares of Series A convertible preferred stock are converted exceeds their conversion price, such exercise or conversion will have a dilutive effect on our stockholders.
We intend to seek stockholder ratification of the filing and effectiveness of the certificate of amendment to our restated certificate of incorporation filed with the Secretary of State of the State of Delaware on March 25, 2021 with respect to the increase in the number of authorized shares of common stock pursuant to Section 204 of the Delaware General Corporation Law.
We intend to file a proxy statement pursuant to which we will request that our stockholders ratify, pursuant to Section 204 of the Delaware General Corporation Law or DGCL, the filing and effectiveness of the certificate of amendment to our restated certificate of incorporation filed with the Secretary of State of the State of Delaware on March 25, 2021, which effected an increase in the number of authorized shares of common stock by 85,000,000, from 15,000,000 shares to 100,000,000 shares, and which we refer to as the Share Increase Amendment. This ratification will be retroactive to the effectiveness of the filing of the Share Increase Amendment with the Secretary of State of the State of Delaware on March 25, 2021.
The board of directors, in consultation with counsel, has determined that the description of the authority of brokers or nominees to vote on the Share Increase Amendment proposal without instruction in the proxy statement, prospectus and consent solicitation statement relating to the special meeting of stockholders held on March 15, 2021, which we refer to as the Special Meeting, which was filed with the SEC on February 8, 2021, may create some uncertainty as to the effect of the vote obtained on the Share Increase Amendment proposal at the Special Meeting. As a result, the board has determined that it is in the best interests of our company and our stockholders to ratify the filing and effectiveness of the Share Increase Amendment and the increase in authorized shares of common stock effected thereby, pursuant to Section 204 of the DGCL in order to eliminate any uncertainty related to the effectiveness of these corporate acts. If the ratification of the filing and effectiveness of the Share Increase Amendment, which is referred to as the Share Increase Ratification, is validly approved by the stockholders and becomes effective, the ratification will be retroactive to March 25, 2021, which was the date of the filing of the Share Increase Amendment with the Secretary of State of the State of Delaware and the date the increase in authorized shares of common stock became effective.
If we receive the required vote of the stockholders to approve the Share Increase Ratification, we intend to file a certificate of validation with respect to the Share Increase Amendment with the Secretary of State of the State of Delaware, which we refer to as the Certificate of Validation.

If the Share Increase Ratification is not approved by the requisite vote of the stockholders, we will not be able to file the Certificate of Validation with the Secretary of State of the State of Delaware and the Share Increase Ratification will not become effective in accordance with Section 204 of the DGCL. The failure to approve the Share Increase Ratification may leave us exposed to potential claims that (a) the vote on the Share Increase Amendment proposal did not receive the requisite stockholder approval, (b) the Share Increase Amendment was, therefore, not validly implemented by the board, and the corresponding increase in authorized shares was not validly effected, (c) any actions taken by us in reliance on the Share Increase Amendment, including the past issuances of common stock on and after March 25, 2021, were not properly effected and may not be valid, (d) we do not have sufficient authorized but unissued shares of common stock to permit future sales and issuances of common stock, including pursuant to outstanding shares of preferred stock and equity awards and the issuances to the selling stockholder pursuant to the Purchase Agreement, and (e) we would not be able to validate our total outstanding shares of common stock in connection with any strategic transaction that the board may determine is advisable, including under the Purchase Agreement. Any inability to issue common stock in the future and any invalidity of past issuances of common stock could expose us to significant claims.
Even if we filed the Certificate of Validation, any claim that (i) the increase in the number of authorized shares of common stock and related issuance of such shares ratified pursuant to the Share Increase Ratification is void or voidable due to a failure of authorization, or (ii) the Delaware Court of Chancery should declare in its discretion that the Share Increase Ratification not be effective or be effective only on certain conditions, which we refer to collectively as the Subsequent Claims, may still be brought within 120 days from the time that the filing of the Certificate of Validation with the Secretary of State of the State of Delaware becomes effective in accordance with the DGCL.
We can provide no assurance as to when we will hold a meeting to seek stockholder approval for the Share Increase Ratification, that the Share Increase Ratification will be approved by the requisite vote of the stockholders or that Subsequent Claims will not be made within the available time period for making such claims. In addition, if the Share Increase Ratification is not approved we may be required to revise or restate certain share and per share amounts in our financial statements. Failure to do any of the above could have a material adverse effect on our liquidity, which could result in our filing for bankruptcy or an involuntary petition for bankruptcy being filed against us
Raising additional capital may cause dilution to our existing stockholders and may restrict our operations.
We may raise additional capital at any time and may do so through one or more financing alternatives, including , including by selling shares of common stock to the selling stockholder under the Purchase Agreement and other public or private sales of equity or debt securities directly to investors or through underwriters or placement agents. See “Our ability to raise capital may be limited by applicable laws and regulations.” Raising capital through the issuance of common stock (or securities convertible into or exchangeable or exercisable for shares of common stock) may depress the market price of common stock and may substantially dilute our existing stockholders. In addition, our board of directors may issue preferred stock with rights, preferences and privileges senior to those of the holders of common stock. Debt financings could involve covenants that restrict our operations. These restrictive covenants may include limitations on additional borrowing and specific restrictions on the use of our assets, as well as prohibitions on our ability to create liens or make investments and may, among other things, preclude us from making distributions to stockholders (either by paying dividends or redeeming stock) and taking other actions beneficial to our stockholders. In addition, investors could impose more one-sided investment terms on companies that have or are perceived to have limited remaining funds or limited ability to raise additional funds. The lower our cash balance, the more difficult it is likely to be for us to raise additional capital on commercially reasonable terms, or at all.
Delaware law and provisions in our charter and bylaws could make a merger, tender offer or proxy contest difficult, thereby depressing the trading price of common stock.
Certain provisions of our certificate of incorporation could make it more difficult for a third party to acquire control of us, even if such a change in control would benefit our stockholders, or to make changes in the board of directors. For example, our certificate of incorporation (a) prohibits stockholders from filling vacancies on the board, calling special stockholder meetings, or taking action by written consent and (b) requires a supermajority vote of at least 80% of the total voting power of our outstanding shares, voting together as a single class, to remove our directors from office or to amend provisions relating to stockholders taking action by written consent or calling special stockholder meetings.

Additionally, our certificate of incorporation and bylaws contain provisions that could delay or prevent a change of control of our company. Some provisions:
•	authorize the issuance of preferred stock that can be created and issued by our board of directors without prior stockholder approval, with rights senior to those of the common stock;
•	prohibit our stockholders from making certain changes to our bylaws except with 66 2/3% stockholder approval; and
•
require advance written notice of stockholder proposals and director nominations. These provisions could discourage third parties from taking control of our company. Such provisions may also impede a transaction in which stockholders could receive a premium over then current market prices and your ability to approve a transaction that stockholders might consider to be in their best interest. In addition, we are governed by Section 203 of the Delaware General Corporate Law, which may prohibit certain business combinations with stockholders owning 15% or more of our outstanding voting stock. These and other provisions in our certificate of incorporation, bylaws and Delaware law could make it more difficult for stockholders or potential acquirers to obtain control of our board of directors or initiate actions that are opposed by the then-current board of directors, including delaying or impeding a merger, tender offer, or proxy contest involving our company. Any delay or prevention of a change of control transaction or changes in our board of directors could cause the market price of common stock to decline.

Our bylaws designate the state courts of the State of Delaware (or, if no such state court has jurisdiction, the federal district court for the District of Delaware) as the sole and exclusive forum for certain types of actions that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or with our directors, our officers or other employees, or our majority stockholder.
Our bylaws provide that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware) shall be the sole and exclusive forum for (a) any derivative action or proceeding brought on our behalf, (b) any action asserting a claim of breach of a fiduciary duty owed by any of our directors or officers to our company or stockholders, (c) any action asserting a claim against us arising pursuant to any provision of the Delaware General Corporation Law or our certificate of incorporation or amended and restated bylaws, or (d) any action asserting a claim against us governed by the internal affairs doctrine. We do not expect this choice of forum provision will apply to suits brought to enforce a duty or liability created by the Securities Act, the Securities Exchange Act of 1934, or the Exchange Act, or any other claim for which federal courts have exclusive jurisdiction. Although our bylaws contain the choice of forum provision described above, it is possible that a court could rule that such a provision is inapplicable for a particular claim or action or that such provision is unenforceable.
By becoming a stockholder in our company, you will be deemed to have notice of and have consented to the provisions of our bylaws related to choice of forum. The choice of forum provision in our bylaws may limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or any of our directors, officers, other employees, agents or stockholders, which may discourage lawsuits with respect to such claims. Alternatively, if a court were to find the choice of forum provision contained in our bylaws to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, results of operations and financial condition.
If securities or industry analysts do not publish research or reports about us, our business or our market, or if they publish negative evaluations of common stock or the stock of other companies in our industry, the price of our stock and trading volume could decline.
The trading market for common stock will depend in part on the research and reports that securities or industry analysts publish about us or our business. If one or more of the analysts who cover us downgrade the common stock or publish inaccurate or unfavorable research about our business, the common stock price would likely decline. In addition, if one or more of these analysts ceases coverage of the common stock or fails to publish reports about the common stock on a regular basis, we could lose visibility in the financial markets, which in turn could cause the common stock price or trading volume to decline.

Requirements associated with being a public reporting company involve significant ongoing costs and can divert significant company resources and management attention.
We are subject to the reporting requirements of the Securities Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the listing requirements of the NYSE American, and other rules and regulations of the Securities and Exchange Commission. We are working with our legal, independent accounting and financial advisors to identify those areas in which changes should be made to our financial and management control systems to manage our growth and our obligations as a public reporting company. These areas include corporate governance, corporate control, disclosure controls and procedures, and financial reporting and accounting systems. We have made, and will continue to make, changes in these and other areas. Compliance with the various reporting and other requirements applicable to public reporting companies will require considerable time, attention of management and financial resources. In addition, the changes we make may not be sufficient to allow us to satisfy our obligations as a public reporting company on a timely basis.
The listing requirements of the NYSE American require that we satisfy certain corporate governance requirements relating to director independence, distributing annual and interim reports, stockholder meetings, approvals and voting, soliciting proxies, conflicts of interest and a code of conduct. Our management and other personnel will need to devote a substantial amount of time to ensure that we comply with all of these requirements. The reporting requirements, rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. These reporting requirements, rules and regulations, coupled with the increase in potential litigation exposure associated with being a public company, could also make it more difficult for us to attract and retain qualified persons to serve as our directors or executive officers, or to obtain certain types of insurance, including director and officer liability insurance, on acceptable terms.
Short sellers of our stock may be manipulative and may drive down the market price of common stock.
Short selling is the practice of selling securities that a seller does not own but rather has borrowed, or intends to borrow, from a third party with the intention of buying identical securities at a later date to return to the lender. A short seller hopes to profit from a decline in the value of the securities between the sale of the borrowed securities and the purchase of the replacement shares, as the short seller expects to pay less in that purchase than it received in the sale. As it is in the short seller’s interest for the price of the stock to decline, some short sellers publish, or arrange for the publication of, opinions or characterizations regarding the relevant issuer, its business prospects and similar matters calculated to or which may create negative market momentum, which may permit them to obtain profits for themselves as a result of selling the securities short. The use of the Internet, social media, and blogging have allowed short sellers to publicly attack a company’s credibility, strategy and veracity by means of so-called “research reports” that mimic the type of investment analysis performed by legitimate securities research analysts. Issuers with limited trading volumes or substantial retail stockholder bases can be particularly susceptible to higher volatility levels, and can be particularly vulnerable to such short attacks.
Short seller publications are not regulated by any governmental or self-regulatory organization or any other official authority in the United States and are not subject to the certification requirements imposed by the SEC in Regulation Analyst Certification. Accordingly, the opinions they express may be based on distortions of actual facts or, in some cases, outright fabrications. In light of the limited risks involved in publishing such information, and the significant profits that can be made from running successful short attacks, short sellers will likely continue to issue such reports. Short-seller publications may create the appearance or perception of wrongdoing, even when they are not substantiated, and may therefore affect the reputation or perception of our company and management.
While we intend to strongly defend our public filings against any such short seller attacks, in many situations we could be constrained, for example, by principles of freedom of speech, applicable state law or issues of commercial confidentiality, in the manner in which we are able to proceed against the relevant short seller. Such short-seller attacks may cause temporary, or possibly long term, declines in the market price of common stock and possible litigation initiated against us.
If common stock were delisted from the NYSE American and determined to be a “penny stock,” a broker-dealer may find it more difficult to trade common stock and an investor may find it more difficult to acquire or dispose of common stock in the secondary market.
If the common stock were delisted or suspended from trading on the NYSE American, it may be subject to the so-called “penny stock” rules. The Securities and Exchange Commission has adopted regulations that define a “penny stock” to be any equity security that has a market price per share of less than $5.00, subject to certain exceptions, such as any securities listed on a national securities exchange. For any transaction involving a “penny stock,” unless exempt, the rules impose additional sales practice requirements on broker-dealers, subject to certain exceptions. If the common stock were delisted and determined to be a “penny stock,” a broker-dealer may find it more difficult to trade common stock and an investor may find it more difficult to acquire or dispose of common stock.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus and the information incorporated by reference in this prospectus include “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934. These statements are based on expectations, estimates, forecasts and projections about the industry in which we operate and the beliefs and assumptions of management. The words “anticipate,” “believe,” “goals,” “seek,” “estimate,” “expect,” “hypothesize,” “intend,” “may,” “might,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. The forward-looking statements in this prospectus and the information incorporated by reference in this prospectus include statements about:
•	our plans to develop and commercialize IRX-2 and other product candidates, including the potential benefits thereof;
•	our ongoing and future clinical trials for IRX-2, whether conducted by us or by any future collaborators, including the timing of initiation of these trials and of the anticipated results;
•	our expectations regarding our ability to fund our operating expenses and capital expenditure requirements with our cash, cash equivalents and investments;
•	our estimates regarding expenses, future revenue, capital requirements and needs for additional financing;
•	the timing of and our ability to obtain and maintain marketing approvals for our product candidates;
•	the rate and degree of market acceptance and clinical utility of any products for which we receive marketing approval;
•	our commercialization, marketing and manufacturing capabilities and strategy;
•	our intellectual property position and strategy;
•	our ability to identify additional product candidates with significant commercial potential;
•	our plans to enter into collaborations for the development and commercialization of product candidates;
•	potential benefits of any future collaboration;
•	developments relating to our competitors and our industry;
•	the impact of government laws and regulations;
•	the impact the coronavirus pandemic will have on the timing of our clinical development and operations;
•	our ability to continue as a going concern;
•	our ability to maintain our listing on the NYSE American.
We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in our forward-looking statements. We have included important factors in the cautionary statements included, or incorporated by reference, in this prospectus, particularly in “Risk Factors,” that we believe could cause actual results or events to differ materially from our forward-looking statements. You should also carefully review the risk factors and cautionary statements described in the other documents we file from time to time with the SEC that are incorporated in this prospectus by reference, specifically our most recent Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, collaborations, joint ventures or investments to which we may be a party.
You should read this prospectus, the documents incorporated by reference in this prospectus and the documents that we have filed as exhibits to the registration statement of which this prospectus forms a part completely and with the understanding that our actual future results may be materially different from what we expect. The forward-looking statements contained in this prospectus and incorporated by reference in this prospectus are made as of the respective dates thereof, and we do not assume any obligation to update any forward-looking statements except as required by applicable law.

USE OF PROCEEDS
This prospectus relates to shares of common stock that may be offered and sold from time to time by Lincoln Park Capital Fund, LLC, or the selling stockholder. We are not selling any securities under this prospectus, and we will not receive any proceeds from sales of shares by the selling stockholder.
Under the Purchase Agreement, however, we may elect, subject to satisfaction of specified conditions, to require the selling stockholder to purchase from time to time additional shares of common stock for a total purchase price of up to $40,000,000. We are obligated to pay to Maxim Group LLC, our financial adviser, a fee of 3.0% of the purchase price we receive from the selling stockholder in connection with each purchase of shares of common stock, including the value of the Commitment Shares, under the Purchase Agreement.
Any funds we receive from our sales of shares to the selling stockholder under the Purchase Agreement will be used for general corporate purposes, which may include working capital and capital expenditures, research and development expenses, including clinical trial costs, general and administrative expenses, potential acquisition of, or investment in, companies, technologies, products or assets that complement our business, and repayment and refinancing of debt.
Pending use of funds we receive from sales of shares of common stock to the selling stockholder, we intend to invest the net amount of those funds in short-term, investment-grade, interest-bearing instruments, certificates of deposit, or direct or guaranteed obligations of the U.S. government. We have not determined the specific amounts to be used for such purposes, and as a result, management will retain broad discretion over the allocation of any funds we receive from any sale of shares to the selling stockholder under the Purchase Agreement.

DILUTION
Our sale of shares of common stock to the selling stockholder pursuant to the Purchase Agreement will have a dilutive impact on our stockholders. In addition, the lower the price of common stock is at the time we exercise our right to sell shares to the selling stockholder, the more shares of common stock we will have to issue to the selling stockholder pursuant to the Purchase Agreement and the more dilution our existing stockholders will experience.
Dilution represents the difference between the amount per share paid by the selling stockholder to us pursuant to the Purchase Agreement and the as adjusted pro forma net tangible book value per share of common stock immediately after those issuances to the selling stockholder.
The net tangible book value of common stock as of March 31, 2021 was $(15.3) million, or $(0.37) per share of common stock. Net tangible book value per share of common stock is determined by dividing our total tangible assets, less total liabilities, by the number of shares of common stock outstanding on an as-converted basis.
The pro forma net tangible book value of common stock as of March 31, 2021 was $3.9 million, or $0.09 per share of common stock. The pro forma net tangible book value gives effect to our issuance of a total of 1,127,736 shares of common stock for net proceeds of approximately $19.2 million to Lincoln Park Capital Fund, LLC pursuant to a purchase agreement dated as of April 26, 2021.
The as adjusted pro forma net tangible book value of common stock as of March 31, 2021 would have been $41.1 million, or $0.90 per share of common stock. The as adjusted pro forma net tangible book value gives effect to the issuance of an aggregate of 50,000 shares of common stock, or the Commitment Shares, issued to the selling stockholder on May 26, 2021 as consideration for the selling stockholder’s commitment to purchase additional shares under the Purchase Agreement and assumes the sale of 2,819,881 shares of common stock to the selling stockholder pursuant to the Purchase Agreement at an assumed average sale price of $13.68 per share, the closing sale price of common stock on the NYSE American on May 26, 2021, after deducting our 3.0% financial advisory fee and our estimated offering expenses. This represents an immediate increase in as adjusted pro forma net tangible book value of $1.27 per share to existing stockholders and an immediate dilution of $12.78 per share to investors based on the assumed average sale price of $13.68 per share.
To the extent that options outstanding as of March 31, 2021 have been or may be exercised or other shares are issued, investors purchasing shares of common stock in this offering may experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations, even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

THE LINCOLN PARK TRANSACTION
General
On April 26, 2021, we entered into a purchase agreement, or the Prior Purchase Agreement, with the selling stockholder, which provided for, among other things, the issuance and sale by us to the selling stockholder, from time to time at our sole discretion, of up to an aggregate of $20,000,000 shares of common stock, upon the terms and subject to the conditions therein. The Prior Purchase Agreement terminated automatically by its terms on May 18, 2021, upon the sale of all of the $20,000,000 of shares contemplated thereby.
On May 26, 2021, we entered into a new Purchase Agreement and a new Registration Rights Agreement with the selling stockholder. The Purchase Agreement provides that we may elect, subject to satisfaction of specified conditions, to require the selling stockholder to purchase from time to time shares of common stock for up to an aggregate of $40,000,000 on or before    , 2024. Pursuant to the terms of the Registration Rights Agreement, we have filed the registration statement of which this prospectus forms a part to register for resale under the Securities Act of 1933, or the Securities Act, a total of 2,869,881 shares of common stock that have been, or may be, issued to the selling stockholder under the Purchase Agreement.
Pursuant to the terms of the Purchase Agreement, we issued to the selling stockholder on May 26, 2021 the 50,000 Commitment Shares as consideration for the selling stockholder’s commitment to purchase shares of common stock under the Purchase Agreement. The Commitment Shares are included in the 2,869,881 shares of common stock being registered for resale by the selling stockholder under the registration statement of which this prospectus forms a part.
Under the terms of the Purchase Agreement, upon the satisfaction of all of the conditions set forth in the Purchase Agreement, including that the registration statement includes this prospectus be declared effective by the Securities and Exchange Commission, or SEC, we have the right, but not the obligation, to sell to the selling stockholder, and upon our request the selling stockholder will be obligated to purchase from us, shares of common stock for a total aggregate purchase price of up to $40,000,000. Any such sales of common stock by us will be subject to specified conditions and may occur from time to time, at our election, on or before    , 2024, subject to conditions specified in the Purchase Agreement. The selling stockholder has no right to require us to sell any shares of common stock to it, but it is obligated to make purchases as we elect, subject to conditions set forth in the Purchase Agreement. We are obligated to pay to Maxim Group LLC, our financial adviser, a fee of 3.0% of the purchase price we receive from the selling stockholder in connection with each purchase of shares of common stock, including the value of the Commitment Shares, under the Purchase Agreement.
A total of 2,869,881 shares of common stock that have been, or may be, issued to the selling stockholder under the Purchase Agreement are being offered by this prospectus. Depending on the market prices of common stock at the various times we may elect to sell shares to the selling stockholder under the Purchase Agreement, we may be required, under the Registration Rights Agreement, to register for resale under the Securities Act additional shares of common stock that we may sell to the selling stockholder in order for us to receive the total commitment of $40,000,000 available under the Purchase Agreement. If we elect to issue and sell to the selling stockholder more than the 2,869,881 shares offered under this prospectus, which we have the right, but not the obligation, to do, we must first register for resale under the Securities Act any such additional shares, which could cause additional substantial dilution to our stockholders. The number of shares ultimately offered for resale by the selling stockholder is dependent upon the number of shares we sell to the selling stockholder under the Purchase Agreement.
Under applicable rules of the NYSE American, we would not be able to sell to the selling stockholder under the Purchase Agreement more than 7,169,313 shares of common stock (including the Commitment Shares), which represents 19.99% of the 41,505,998 shares of common stock outstanding immediately prior to the Prior Purchase Agreement, less the 1,127,736 shares of common stock we issued to the selling stockholder under the Prior Purchase Agreement, and which 7,169,313 shares we refer to as the Exchange Cap, unless (a) we obtain stockholder approval to issue shares of common stock in excess of the Exchange Cap or (b) the per share purchase price of all applicable issuances and sales of common stock to the selling stockholder under the Purchase Agreement equals or exceeds the greater of book or market value of common stock, as calculated in accordance with the applicable rules of the NYSE American, such that the issuances and sales of common stock to the selling stockholder under the Purchase Agreement would not be subject to the Exchange Cap share issuance limitation described avove under applicable rules of the NYSE American.

Under the Purchase Agreement, we may not require the selling stockholder to purchase any shares of common stock if those shares, when aggregated with all other shares of common stock then beneficially owned by the selling stockholder and its affiliates, would result in the selling stockholder having beneficial ownership at any time of more than 4.99% of the outstanding shares of common stock, which limitation we refer to as the Beneficial Ownership Cap.
Purchase of Shares under the Purchase Agreement
Regular Purchases
Under the Purchase Agreement, we may elect from time to time, subject to specified conditions, to require the selling stockholder to purchase on any single business day, on which the closing price of common stock is equal to or greater than $1.00, which we refer to as a Regular Purchase, (a) up to 60,000 shares of common stock, (b) if the closing sale price of common stock on the NYSE American is at least $5.50 per share, up to 80,000 shares of common stock or (c) if the closing sale price of common stock on the NYSE American is at least $7.00 per share, up to 120,000 shares of common stock. In no case, however, will the selling stockholder’s commitment with respect to any single Regular Purchase exceed $2,000,000. The foregoing share amounts and per share prices will be adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction occurring after the date of the Purchase Agreement with respect to common stock.
The purchase price per share for each such Regular Purchase will be equal to the lower of:
•	the lowest sale price for common stock on the NYSE American on the purchase date of such shares; and
•
the average of the three lowest closing sale prices for common stock on the NYSE American during the ten consecutive business days ending on the business day immediately preceding the purchase date of such shares.

Accelerated Purchases
We may also require the selling stockholder, on any business day on which we have properly submitted a Regular Purchase notice for the maximum number of shares of common stock that we are then permitted to include in a single Regular Purchase notice, to purchase an additional number of shares of common stock, which we refer to as an Accelerated Purchase, not to exceed the lesser of:
•	three times the number of shares purchased pursuant to such corresponding Regular Purchase; and
•
thirty percent of the aggregate shares of common stock traded on the NYSE American during all or, if certain trading volume or market price thresholds specified in the Purchase Agreement are crossed on the applicable Accelerated Purchase date, which is defined as the next business day following the purchase date for the corresponding Regular Purchase, the portion of the normal trading hours on the applicable Accelerated Purchase date prior to such time that any one of such thresholds is crossed, which period of time on the applicable Accelerated Purchase date we refer to as the Accelerated Purchase Measurement Period.

The purchase price per share for each such Accelerated Purchase will be equal to 95% of the lower of:
•	the volume-weighted average price of common stock on the NYSE American during the applicable Accelerated Purchase Measurement Period on the applicable Accelerated Purchase date; and
•	the closing sale price of common stock on the NYSE American on the applicable Accelerated Purchase date.
Additional Accelerated Purchases
We may also require the selling stockholder on any business day on which an Accelerated Purchase has been completed and all of the shares to be purchased thereunder (and under the corresponding Regular Purchase) have been properly delivered to the selling stockholder in accordance with the Purchase Agreement prior to such time on such business day, to purchase an additional number of shares of common stock, which we refer to as an Additional Accelerated Purchase, of up to the lower of:
•	three times the number of shares purchased pursuant to the applicable corresponding Regular Purchase; and

•
thirty percent of the aggregate shares of common stock traded on the NYSE American during a certain portion of the normal trading hours on the applicable Additional Accelerated Purchase date as determined in accordance with the Purchase Agreement, which period of time on the applicable Additional Accelerated Purchase date we refer to as the Additional Accelerated Purchase Measurement Period.

We may elect to submit multiple Additional Accelerated Purchase notices to the selling stockholder on a single Accelerated Purchase date, provided that all prior Accelerated Purchases and Additional Accelerated Purchases (including those that have occurred earlier on the same day) have been completed and all of the shares to be purchased thereunder (and under the corresponding Regular Purchase) have been properly delivered to the selling stockholder in accordance with the Purchase Agreement.
The purchase price per share for each such Additional Accelerated Purchase will be equal to 95% of the lower of:
•
the volume-weighted average price of common stock on the NYSE American during the applicable Additional Accelerated Purchase Measurement Period on the applicable Additional Accelerated Purchase date; and

•	the closing sale price of common stock on the NYSE American on the applicable Additional Accelerated Purchase date.
In the case of Regular Purchases, Accelerated Purchases and Additional Accelerated Purchases, the purchase price per share will be equitably adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction occurring during the business days used to compute the purchase price.
Other than as described above, there are no trading volume requirements or restrictions under the Purchase Agreement, and we will control the timing and amount of any sales of common stock to the selling stockholder.
Events of Default
Events of default under the Purchase Agreement include the following:
•
the effectiveness of the registration statement of which this prospectus forms a part lapses for any reason (including the issuance of a stop order), or any required prospectus supplement and accompanying prospectus are unavailable for the resale by the selling stockholder of common stock offered hereby, and such lapse or unavailability continues for a period of ten consecutive business days or for more than an aggregate of thirty business days in any 365-day period, but excluding a lapse or unavailability where (a) we terminate a registration statement after the selling stockholder has confirmed in writing that all of the shares of common stock covered thereby have been resold or (b) we supersede one registration statement with another registration statement, including by terminating a prior registration statement when it is effectively replaced with a new registration statement covering the shares of common stock covered by the Purchase Agreement (provided in the case of this clause (b) that all of the shares of common stock covered by the superseded (or terminated) registration statement that have not theretofore been resold are included in the superseding (or new) registration statement);

•	suspension by the principal market of common stock from trading for a period of one business day;
•
the delisting of common stock from the NYSE American, our principal market, provided that common stock is not immediately thereafter trading on the New York Stock Exchange, The NASDAQ Capital Market, The NASDAQ Global Market, The NASDAQ Global Select Market, the NYSE American, the NYSE Arca, the OTC Bulletin Board or the OTCQX or the OTCQB operated by the OTC Markets Group, Inc. (or any nationally recognized successor thereto);

•
the failure for any reason by our transfer agent to issue shares of common stock to the selling stockholder within one business day after any Regular Purchase date, Accelerated Purchase date or Additional Accelerated Purchase date, as applicable, on which the selling stockholder is entitled to receive such shares;

•
any breach of the representations, warranties, covenants or other term or condition contained in the Purchase Agreement or Registration Rights Agreement that has or could have a material adverse effect on us and, in the case of a breach of a covenant that is reasonably curable, that is not cured within five business days;

•	any voluntary or involuntary participation or threatened participation in insolvency or bankruptcy proceedings by or against us;

•	if at any time we are not eligible to transfer common stock electronically via the Deposit/Withdrawal at Custodian, or DWAC, system; or
•
if at any time the Exchange Cap is reached and our stockholders have not approved the transactions contemplated by the Purchase Agreement in accordance with the applicable NYSE American rules, to the extent applicable.

The selling stockholder does not have the right to terminate the Purchase Agreement upon any of the events of default set forth above, but the Purchase Agreement will automatically terminate upon initiation of insolvency or bankruptcy proceedings by or against us. During any of the events of default, all of which are outside of the selling stockholder’s control, we may not require the selling stockholder to purchase any shares of common stock under the Purchase Agreement.
Our Termination Rights
We have the unconditional right, at any time, for any reason and without any payment or liability to us, to give notice to the selling stockholder to terminate the Purchase Agreement.
No Short-Selling or Hedging by the Selling Stockholder
The selling stockholder has agreed that neither it nor any of its affiliates shall engage in any direct or indirect short-selling or hedging of common stock during any time prior to the termination of the Purchase Agreement.
Prohibitions on Similar Financings
Subject to specified exceptions included in the Purchase Agreement, we are limited in our ability to enter into any new “equity line” or similar transaction whereby an investor is irrevocably bound to purchase securities over a period of time from us at a price based on the market price of common stock at the time of such purchase.
Effect of Performance of the Purchase Agreement on our Stockholders
All shares of common stock registered for resale in the offering made by this prospectus that have been, or may be, issued or sold by us to the selling stockholder under the Purchase Agreement are expected to be freely tradable. The sale by the selling stockholder of a significant number of shares of common stock registered for resale in this offering at any given time could cause the market price of common stock to decline and to be highly volatile. Sales of common stock to the selling stockholder, if any, will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to the selling stockholder all, some or none of the shares of common stock, other than the Commitment Shares, that may be available for us to sell pursuant to the Purchase Agreement. If and when we do sell shares to the selling stockholder, after the selling stockholder has acquired the shares, the selling stockholder may resell all, some or none of those shares at any time or from time to time in its discretion. Therefore, sales to the selling stockholder by us under the Purchase Agreement may result in substantial dilution to the interests of our other stockholders. In addition, if we sell a substantial number of shares to the selling stockholder under the Purchase Agreement, or if investors expect that we will do so, the actual sales of shares or the mere existence of our arrangement with the selling stockholder may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales. We generally have the right to control the timing and amount of any future sales of common stock to the selling stockholder, however, and we may terminate the Purchase Agreement at any time without any cost to us.
Pursuant to the terms of the Purchase Agreement and as of the date hereof, we have the right, but not the obligation, to require the selling stockholder to purchase shares of common stock for a cumulative total purchase price of up to $40,000,000. Depending on the price per share at which we sell common stock to the selling stockholder pursuant to the Purchase Agreement, we may need to sell to the selling stockholder under the Purchase Agreement more shares of common stock than are offered under this prospectus in order to receive aggregate gross funds equal to the total commitment available to us under the Purchase Agreement. If we choose to do so, we must first register for resale under the Securities Act such additional shares of common stock, which could cause additional substantial dilution to our stockholders. The number of shares ultimately offered for resale by the selling stockholder is dependent upon the number of shares we sell to the selling stockholder under the Purchase Agreement.

The following table sets forth information assuming we sell to the selling stockholder under the Purchase Agreement the maximum number of shares offered by this prospectus, other than the Commitment Shares, at varying purchase prices:
Assumed Average Purchase Price Per Share(1)	Maximum Number of Shares to be Sold(1)(2)	Percentage of Outstanding Shares(3)	Purchase Price(4)
$1.00	2,819,881	6.2%	$2,735,285
4.00	2,819,881	6.2	10,941,138
7.00	2,819,881	6.2	19,146,992
10.00	2,819,881	6.2	27,352,846
13.00	2,819,881	6.2	35,558,699
13.68(5)	2,819,881	6.2	37,418,693
16.00	2,500,000	5.5	38,800,000
19.00	2,105,263	4.7	38,799,997
22.00	1,818,181	4.1	38,799,983
25.00	1,600,000	3.6	38,800,000
28.00	1,428,571	3.2	38,799,988
(1)
The number of shares of common stock offered by this prospectus may or may not cover all the shares we ultimately sell to the selling stockholder under the Purchase Agreement, depending on the purchase price per share. We have included in this column only those shares that we are offering by this prospectus (excluding the Commitment Shares), without regard for the Beneficial Ownership Cap. The price of the common stock on the NYSE American has fluctuated materially since we began operating as Brooklyn ImmunoTherapeutics, Inc. on March 25, 2021, and assumed average purchase prices therefore are solely for illustration and are not intended to be estimates or predictions of future stock performance.

(2)	Numbers shown do not include Commitment Shares.
(3)
Percentages are calculated by dividing (a) a numerator consisting of the number of shares set forth in the preceding column and (b) a denominator equal to the sum of 42,684,434 shares of common stock outstanding as of May 26, 2021 (which includes the 50,000 Commitment Shares) and the number of shares set forth in the preceding column.

(4)
Purchase prices represent (a) the aggregate purchase prices deemed to be received from the sale of all of the indicated maximum numbers of shares to be sold multiplied by the applicable assumed average purchase price per share, reduced by (b) a fee we are obligated to pay to Maxim Group LLC, our financial adviser, equal to 3.0% of the aggregate purchase price we receive from the selling stockholder under the Purchase Agreement.

(5)	The closing sale price of common stock on the NYSE American on May 26, 2021.

PRINCIPAL AND SELLING STOCKHOLDERS
This prospectus relates to the possible resale by the selling stockholder of shares of common stock that we have issued, or may issue, to the selling stockholder pursuant to the Purchase Agreement. We are filing the registration statement of which this prospectus forms a part pursuant to the provisions of the Registration Rights Agreement we entered into with the selling stockholder on May 26, 2021. The selling stockholder may, from time to time, offer and sell pursuant to this prospectus up to 2,869,881 shares of common stock that we have issued to the selling stockholder under the Purchase Agreement. The selling stockholder may sell some, all or none of the shares of common stock it acquires under the Purchase Agreement. We cannot estimate or predict how long the selling stockholder will hold shares of common stock before selling them, and we have no agreements, arrangements or understandings with the selling stockholder regarding the sale of any of the shares acquired by the selling stockholder under the Purchase Agreement. See “Plan of Distribution.”
The table below sets forth, to our knowledge, information concerning the beneficial ownership of shares of common stock as of May 26, 2021 by:
•	the selling stockholder;
•	each person known to us to be a beneficial owner of more than five percent of the outstanding shares of common stock;
•	each of our directors and executive officers; and
•	all of our directors and executive officers as a group.
Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to shares of common stock. The percentages of shares of common stock owned are based on 42,684,678 shares of common stock outstanding as of May 26, 2021. The information in the table below with respect to the selling stockholder has been obtained from the selling stockholder.
	Shares Beneficially Owned Before Offering		Maximum Number of Additional Shares to be Purchased Under Purchase Agreement(1)	Shares Beneficially Owned After Offering
Name	Number	Percentage		Number	Percentage
Selling Stockholder
Lincoln Park Capital Fund, LLC(2)	50,000(3)	*	2,819,881	—	—%
Directors and Executive Officers
Charles Cherington(4)	6,313,297	14.8%	—	6,313,297	13.9
Howard J. Federoff	—	—	—	—	—
Luba Greenwood	50,032	*	—	50,032	*
Ronald Guido	102,112	*	—	102,112	*
Dennis H. Langer	—	—	—	—	—
Lynn Sadowski Mason	94,333	*	—	94,333	*
Erich Mohr	—	—	—	—	—
All executive officers and directors as a group (7 persons)	6,559,774	15.4	—	6,559,774	14.4
Additional 5% Stockholders
Custard & Pitts Management Co LLC(5) 4600 Greenville Avenue, 3rd Floor Dallas, Texas 75206	2,285,871	5.4	—	2,285,871	5.0
George P. Denny III(6) P.O. Box 130130 Boston, Massachusetts 02113	4,907,992	11.5	—	4,907,992	10.8
John Halpern(7) 346 Seabreeze Avenue Palm Beach, Florida 33480	4,780,307	11.2	—	4,780,307	10.5
Nicholas J. Singer(8) 1395 Brickell Avenue Suite 800 Miami, Florida 33131	3,791,983	8.9	—	3,791,983	8.3
*	Less than 1%

(1)
Depending on the price per share at which we sell common stock to the selling stockholder pursuant to the Purchase Agreement, we may need to sell to the selling stockholder under the Purchase Agreement more shares of common stock than are offered under this prospectus in order to receive aggregate gross funds equal to the $40,000,000 available to us under the Purchase Agreement. If we choose to do so, we must first register for resale such additional shares under the Securities Act. The number of shares ultimately offered for resale by the selling stockholder will be dependent upon the number of shares we sell to the selling stockholder under the Purchase Agreement.

(2)
Jonathan Cope and Josh Scheinfeld, the Managing Members of Lincoln Park Capital, LLC, are deemed to be beneficial owners of all of the shares of common stock owned by Lincoln Park Capital Fund, LLC. Messrs. Cope and Scheinfeld have shared voting and investment power over the shares being offered under this prospectus. Lincoln Park Capital, LLC is not a licensed broker dealer or an affiliate of a licensed broker dealer. The address of Lincoln Park Capital Fund, LLC is 440 North Wells, Suite 410, Chicago, Illinois 60654.

(3)
Shares consist of the 50,000 Commitment Shares we issued to Lincoln Park Capital Fund, LLC, or Lincoln Park, upon execution of the Purchase Agreement. In accordance with Rule 13d-3(d) under the Securities Exchange Act of 1934, we have excluded from the number of shares beneficially owned prior to the offering all of the shares of common stock that we may issue and sell to Lincoln Park pursuant to the Purchase Agreement, because the issuance and sale of such shares to Lincoln Park under the Purchase Agreement is solely at our discretion and is subject to certain conditions, the satisfaction of all of which are outside of Lincoln Park’s control, including the registration statement of which this prospectus is a part remaining effective under the Securities Act. Further, under the terms of the Purchase Agreement, issuances and sales of shares of common stock to Lincoln Park under the Purchase Agreement are subject to certain limitations on the amounts we may sell to Lincoln Park at any time, including the Beneficial Ownership Cap and the Exchange Cap. See the description under the heading “The Lincoln Park Transaction” for more information about the Purchase Agreement.

(4)	Shares include Series A convertible preferred stock convertible into a total of 19,196 shares of common stock.
(5)
Based on a Schedule 13D filed with the SEC on May 18, 2021 by Custard & Pitts Investment Co. LP, a Texas limited partnership, William A. Custard and W. Allen Custard III. Shares consist of (a) 1,654,120 shares held by Custard & Pitts Investment Co. LP, (b) 435,401 shares held by William A. Custard, and (c) 196,350 shares held by W. Allen Custard III. William A. Custard and W. Allen Custard III disclaim beneficial ownership with respect to the shares held by Custard & Pitts Investment Co. LP, except to the extent of their pecuniary interest therein.

(6)
Based on a Schedule 13D filed with the SEC on May 13, 2021 by Mr. Denny. Shares consist of (a) 4,850,117 shares held by Denny Family Partners II, LLC and (b) 34,585 shares of common stock and shares of Series A 10% convertible preferred stock convertible into 19,196 shares of common stock held by George P. Denny Trust 6/11/81. Mr. Denny has sole voting and dispositive power with respect to 4,094 shares of common stock, and he shares voting and dispositive power with respect to the 4,903,898 shares held by Denny Family Partners II, LLC and George P. Denny Trust 6/11/81. Mr. Denny disclaims beneficial ownership of the shares held by Denny Family Partners II, LLC and George P. Denny Trust 6/11/81 except to the extent of his pecuniary interest therein.

(7)
Based on a Form 3 filed with the SEC on May 18, 2021 by Mr. Halpern. Shares include 4,776,213 shares for which Mr. Halpern disclaims beneficial ownership consisting of (a) 2,442,323 shares held by a limited liability company with a family member manager, (b) 2,300,828 shares held by a family trust of which Mr. Halpern is a trustee, (c) 30,192 shares held by a limited liability company with an independent manager, and (d) 2,870 shares held by a trust with an independent trustee.

(8)
Based on a Schedule 13D filed with the SEC on April 30, 2021 by Mr. Singer. Shares consist of 1,900,452 shares held by Purchase Capital LLC and 1,891,531 shares held by Pacific Premier Trust as Custodian for the benefit of Mr. Singer.

DESCRIPTION OF CAPITAL STOCK
General
The following description of our capital stock is intended as a summary only and therefore is not complete. This description is based upon, and is qualified by reference to, our certificate of incorporation and bylaws, each as amended from time to time, and by applicable provisions of the Delaware General Corporation Law. You should read our certificate of incorporation and bylaws, which are filed as exhibits to the registration statement of which this prospectus forms a part, for the provisions that are important to you.
Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.005 per share, and 1,000,000 shares of preferred stock, par value $0.005 per share. A total of 156,112 shares of preferred stock have been designated as Series A convertible preferred stock. The following description of our capital stock and provisions of our certificate of incorporation and bylaws are summaries and are qualified by reference to our certificate of incorporation and bylaws. As of May 26, 2021, 42,684,678 shares of common stock were outstanding and 156,112 shares of Series A convertible preferred stock were outstanding. See “Risk Factors—We intend to seek stockholder ratification of the filing and effectiveness of the certificate of amendment to our restated certificate of incorporation filed with the Secretary of State of the State of Delaware on March 25, 2021 with respect to the increase in the number of authorized shares of common stock pursuant to Section 204 of the Delaware General Corporation Law.”
Common Stock
Voting Rights. Each holder of common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. Votes may be cast in person or by proxy. Stockholders do not have cumulative voting rights with respect to election of directors.
Dividends. Holders of common stock are entitled to receive proportionately any dividends as may be declared and paid on common stock from funds lawfully available therefor as and when determined by the board of directors, subject to any preferential dividend rights of outstanding preferred stock.
Liquidation and Dissolution. In the event of our liquidation or dissolution, the holders of common stock are entitled to receive proportionately all assets available for distribution to stockholders after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock.
Other Rights. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock. Outstanding shares of common stock are non-assessable. Holders of common stock are not, and will not be, subject to any liability as stockholders.
Series A Convertible Preferred Stock
Voting Rights. Series A convertible preferred stock has no voting rights.
Dividends. The holders of Series A convertible preferred stock are entitled to receive cumulative dividends of $0.10 per share per annum, payable semiannually in equal installments of $0.05 per share on June 1 and December 1 of each year.
Liquidation and Dissolution. Upon liquidation, dissolution and winding up, each share of Series A convertible preferred stock will have preference over common stock to the extent of $1.00 per share, but will not otherwise be entitled to share in the proceeds of any liquidation, dissolution or winding up. The preference or subordination of the rights of Series A convertible preferred stock with respect to any other class of stock, or any other series of preferred stock, shall be as stated in the instrument defining the rights of such other class or series.
Conversion Rights. Shares of Series A convertible preferred stock are convertible at any time at the option of the holder into a number of duly authorized, validly issued, fully paid and nonassessable shares of common stock equal to the number of shares of Series A convertible preferred stock surrendered for conversion divided by the conversion rate, which is approximately 3.7145 as of May 26, 2021 and which is subject to certain adjustments. No fractional shares shall be issued upon conversion of Series A convertible preferred stock, and any portion of a share of Series A convertible preferred stock that would otherwise be convertible into a fractional share shall be paid in cash in the amount of the liquidation preference of the fractional share. No payment or adjustment shall be made upon any conversion on account of any cash dividends on the common stock issued upon such conversion.

Provisions of Our Certificate of Incorporation and Bylaws and Delaware General Corporation Law may have Anti-Takeover Effects
Our certificate of incorporation and bylaws and the Delaware General Corporation Law contain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of us. These provisions, which are summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids and are designed in part to encourage persons seeking to acquire control of us to first negotiate with the board of directors.
Number of Directors; Vacancies
Our certificate of incorporation provides that the number of directors is established by the board of directors, which may delay the ability of stockholders to change the composition of a majority of the board. The board has the exclusive right to elect a director to fill any vacancy or newly created directorship.
Removal of Directors
A director may be removed only by the affirmative vote of the holders of at least 80% of the voting power of all shares entitled to vote generally in the election of directors, voting together as a single class.
Stockholder Action by Written Consent; Special Meetings
Our certificate of incorporation provides that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders. Our certificate of incorporation and bylaws also provide that, except as otherwise required by law, special meetings of our stockholders can only be called by the board of directors. These provisions may delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors.
Advance Notice Requirements for Stockholder Proposals
Our bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of persons for election to the board of directors. Stockholders at an annual meeting may consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board or by a stockholder of record on the record date for the meeting who is entitled to vote at the meeting and who has delivered timely written notice in proper form to our secretary of the stockholder’s intention to bring such business before the meeting. These provisions could have the effect of delaying until the next stockholder meeting stockholder actions that are favored by the holders of a majority of our outstanding voting securities.
Delaware Business Combination Statute
We are subject to Section 203 of the Delaware General Corporation Law. Subject to certain exceptions, Section 203 prevents a publicly held Delaware corporation from engaging in a “business combination” with any “interested stockholder” for three years following the date that the person became an interested stockholder, unless the interested stockholder attained such status with the approval of the board of directors or unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger or consolidation involving us and the “interested stockholder” and the sale of more than 10% of our assets. In general, an “interested stockholder” is any entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person.
Certificate of Incorporation or Bylaws
Any provision of our certificate of incorporation may be amended, altered, changed or repealed in any manner prescribed by law, provided that (a) the affirmative vote of the holders of at least 80% of the voting power of all shares entitled to vote generally in the election of directors, voting together as a single class, is required to alter, amend, or repeal, or adopt any provision inconsistent with Article X of the certificate of incorporation, which contains the prohibition on stockholder action by written consent and the requirement that special meetings be called only by the board of directors, and (b) Article XI of the certificate of incorporation, which provides that, subject to certain exceptions, no purchase by or from any Controlling Person (as defined below) of shares of our stock owned by such

Controlling Person shall be made at a price exceeding the average price paid by such Controlling Person for all shares of our stock acquired by such Controlling Person during the two-year period preceding the date of such proposed purchase unless such purchase is approved by the affirmative vote of not less than a majority of the voting power of the shares of our stock entitled to vote held by Disinterested Stockholders (as defined below), may not be amended without the affirmative vote of not less than a majority of the our stock entitled to vote thereon, provided that if, at the time of such vote, there shall be one or more Controlling Persons, such affirmative vote shall include the affirmative vote in favor of such amendment of not less than a majority of the voting power of the shares of our stock entitled to vote thereon held by Disinterested Stockholders. “Controlling Person” means any individual, corporation, partnership, trust, association or other organization or entity (including any group formed for the purpose of acquiring, voting or holding our securities) which either directly, or indirectly through one or more intermediaries, owns, beneficially or of record, or controls by agreement, voting trust or otherwise, at least 10% of the voting power of stock, and such term also includes any corporation, partnership, trust, association or other organization or entity in which one or more Controlling Persons have the power, through the ownership of voting securities, by contract, or otherwise, to influence significantly any of the management, activities or policies of such corporation, partnership, trust, association, other organization or entity. “Disinterested Stockholders” means those holders of stock entitled to vote on any matter, none of which is a Controlling Person.
The board may, by majority vote, amend or repeal our bylaws and may adopt new bylaws.
Our stockholders may not adopt, amend, or repeal our bylaws or adopt new bylaws except by the vote or written consent of at least 66-2/3% of the voting power of our company.
Exclusive Forum Selection
Our bylaws provide that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware) shall be the sole and exclusive forum for (a) any derivative action or proceeding brought on our behalf, (b) any action asserting a claim of breach of a fiduciary duty owed by any of our directors or officers to our company or stockholders, (c) any action asserting a claim against us arising pursuant to any provision of the Delaware General Corporation Law or our certificate of incorporation or amended and restated bylaws, or (d) any action asserting a claim against us governed by the internal affairs doctrine. We do not expect this choice of forum provision will apply to suits brought to enforce a duty or liability created by the Securities Act, the Securities Exchange Act of 1934, or the Exchange Act, or any other claim for which federal courts have exclusive jurisdiction. Although our bylaws contain the choice of forum provision described above, it is possible that a court could rule that such a provision is inapplicable for a particular claim or action or that such provision is unenforceable.
Authorized but Unissued Shares
Our authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing requirements of the NYSE American. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could make it more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.
Stock Options
As of May 26, 2021, we had outstanding options to purchase 3,237,218 shares of common stock at a weighted average price $8.08 per share.
Listing on the NYSE American
The common stock is listed on the NYSE American under the symbol “BTX.”
Transfer Agent and Registrar
The transfer agent and registrar for the common stock is American Stock Transfer & Trust Company, LLC.

PLAN OF DISTRIBUTION
The shares of common stock offered by this prospectus are being offered by the selling stockholder, which may sell all or a portion of the shares from time to time directly to purchasers or through one or more underwriters, broker-dealers or agents, at market prices prevailing at the time of sale, at prices related to such market prices, at a fixed price or prices subject to change or at negotiated prices, by a variety of methods including the following:
•	on any national securities exchange or over-the-counter market on which the common stock may be listed or quoted at the time of sale;
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which a broker-dealer may attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer, as principal, and a subsequent resale by the broker-dealer for its account;
•	in “at the market” offerings to or through market makers into an existing market for the common stock;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	in transactions otherwise than on such exchanges or in the over-the-counter market;
•	through a combination of any such methods; or
•	through any other method permitted under applicable law.
We will pay the expenses incident to the registration and offering of the shares of common stock offered by this prospectus. We have agreed to indemnify the selling stockholder and certain other persons against certain liabilities in connection with the offering of the shares of common stock offered hereby, including liabilities arising under the Securities Act, or, if such indemnity is unavailable, to contribute to amounts required to be paid in respect of such liabilities. The selling stockholder has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by the selling stockholder specifically for use in this prospectus or, if such indemnity is unavailable, to contribute to amounts required to be paid in respect of such liabilities.
The selling stockholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.
The selling stockholder has informed us that it intends to use an unaffiliated broker-dealer to effectuate all sales, if any, of the common stock that it may purchase from us pursuant to the Purchase Agreement. Such sales will be made at prices and at terms then prevailing or at prices related to the then current market price. Each such unaffiliated broker-dealer will be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. The selling stockholder has informed us that each such broker-dealer will receive commissions from the selling stockholder that will not exceed customary brokerage commissions.
Brokers, dealers, underwriters or agents participating in the distribution of the shares as agents may receive compensation in the form of commissions, discounts, or concessions from the selling stockholder and/or purchasers of the common stock for whom the broker-dealers may act as agent. The compensation paid to a particular broker-dealer may be less than or in excess of customary commissions. Neither we nor the selling stockholder can presently estimate the amount of compensation that any agent will receive. We know of no existing arrangements between the selling stockholder or any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares offered by this prospectus. At the time a particular offer of shares is made, a prospectus supplement, if required, will be distributed that will set forth the names of any agents, underwriters or dealers and any compensation from the selling stockholder, and any other required information.
We know of no existing arrangements between the selling stockholder or any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares of common stock offered by this prospectus.
The selling stockholder has represented to us that at no time prior to the execution of the Purchase Agreement has the selling stockholder or its agents, representatives or affiliates engaged in or effected, in any manner whatsoever, directly or indirectly, any short sale (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act)

the common stock or any hedging transaction, which establishes a net short position with respect to the common stock. The selling stockholder has agreed that, during the term of the Purchase Agreement, neither it nor its agents, representatives or affiliates will enter into or effect, directly or indirectly, any of the foregoing transactions.
We have advised the selling stockholder that it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the selling stockholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the shares of common stock offered by this prospectus.
In order to comply with the securities laws of some states, shares of common stock sold in those jurisdictions may only be sold through registered or licensed brokers or dealers. In addition, in some states, shares of common stock may not be sold unless the shares have been registered or qualified for sale in that state or an exemption from registration or qualification is available and is complied with.
The offering made by this prospectus will terminate on the date that all shares of common stock issued or issuable under the Purchase Agreement have been sold by the selling stockholder.
The common stock is listed on the NYSE American under the symbol “BTX.”
LEGAL MATTERS
The validity of the shares of common stock offered hereby is being passed upon for us by K&L Gates LLP, Boston, Massachusetts.
EXPERTS
The consolidated financial statements of NTN Buzztime, Inc. (now known as Brooklyn ImmunoTherapeutics, Inc.) as of December 31, 2020 and 2019 and for each of the years in the two-year period ended December 31, 2020 have been audited by Baker Tilly US, LLP, an independent registered public accounting firm, as stated in their report thereon (which report expresses an unqualified opinion and includes an explanatory paragraph relating to NTN Buzztime, Inc.’s ability to continue as a going concern), incorporated herein by reference, and have been incorporated in this Prospectus and Registration Statement in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.
The financial statements of Brooklyn ImmunoTherapeutics LLC (and its predecessor IRX Therapeutics, Inc.) for the years ended December 31, 2020 and 2019 incorporated in this prospectus by reference to our Amendment No. 1 on Form 8-K/A dated April 30, 2021 have been so incorporated in reliance on the report of Marcum LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION
Available Information
We file reports, proxy statements and other information with the Securities and Exchange Commission, or SEC. Information we filed with the SEC can be inspected and copied at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Room of the SEC at prescribed rates. Further information on the operation of the SEC’s Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website at www.sec.gov that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. Copies of certain information we have filed with the SEC are also available on our website at www.brooklynitx.com, but our website is not a part of this prospectus and the information on our website is not incorporated by reference in, or otherwise part of, this prospectus.
This prospectus is part of a registration statement we filed with the SEC and does not contain all of the information contained in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. You should review the information and exhibits in the registration statement for further information about us and our consolidated subsidiary and the securities we are offering. Statements in this prospectus concerning any document that we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should review the complete document to evaluate these statements. You may inspect a copy of the registration statement at the SEC’s Public Reference Room in Washington, D.C. or through the SEC’s website, as provided above.
Incorporation by Reference
The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in this prospectus or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or a subsequently filed document incorporated by reference modifies or replaces that statement.
This prospectus incorporates by reference the documents listed below (File No. 001-11460) and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, or the Exchange Act, between the date of this prospectus and the termination of the offering of the shares offered by this prospectus, other than the portions of those documents not deemed to be filed:
•	our Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on March 11, 2021;
•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, filed with the SEC on May 17, 2021;
•
our Current Reports on Form 8-K filed with the SEC on January 15, 2021, February 4, 2021, February 9, 2021, February 25, 2021, February 26, 2021, March 8, 2021, March 16, 2021, March 23, 2021, March 31, 2021 (as amended by Amendment No. 1 on Form 8-K/A filed on April 30, 2021), April 7, 2021, April 15, 2021, April 16, 2021, April 23, 2021, April 30, 2021, May 11, 2021 and May 26, 2021; and

•
the description of common stock contained in Exhibit 4.2 to our Annual Report on Form 10-K for the year ended December 31, 2019 filed with the SEC on March 19, 2020, including any amendments or reports filed for the purpose of updating such description.

A statement contained in a document incorporated by reference into this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, any prospectus supplement or in any other subsequently filed document that is incorporated in this prospectus modifies or replaces such statement. Any statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
You may request a copy of these filings, at no cost, by writing or calling us at Brooklyn ImmunoTherapeutics, Inc., 140 58th Street, Suite 2100, Brooklyn, New York 11220, telephone (212) 582-1199.

2,869,881 Shares
Common Stock
PROSPECTUS
   , 2021

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13.	Other Expenses of Issuance and Distribution.
The following table sets forth the various expenses to be incurred in connection with the sale and distribution of the securities being registered hereby, all of which will be borne by us (except any underwriting discounts and commissions and expenses incurred by the selling stockholder for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholder in disposing of the shares). All amounts shown are estimates, except for the SEC registration fee.
Amount
SEC registration fee	$4,441
Accounting fees and expenses	100,000
Legal fees and expenses	75,000
Miscellaneous fees and expenses	5,559
Total expenses	$185,000
Item 14.	Indemnification of Directors and Officers.
Section 102 of the Delaware General Corporation Law permits a corporation to eliminate the personal liability of its directors for monetary damages for a breach of fiduciary duty as a director, except where the director breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of the Delaware General Corporation Law or obtained an improper personal benefit. Our certificate of incorporation provides that none of our directors shall be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except for liability (a) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under section 174 of the Delaware General Corporation Law, or (d) for any transaction from which the director derived an improper personal benefit.
Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he or she is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
Our certificate of incorporation provides that we will indemnify, in the manner and to the full extent permitted by law, any person (or the estate of any person) who was or is a party, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, and whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was our director, officer, employee or agent, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Where required by law, the indemnification provided for shall be made only as authorized in the specific case upon a determination in the manner provided by law, that indemnification of the director, officer, employee or agent is proper under the circumstances. We may, to the full extent permitted by law, purchase and maintain insurance on behalf of any such person against any liability which may be asserted against him. To the full extent permitted by law, the indemnification provided shall include expenses (including attorneys’ fees) in any action, suit or proceeding, or in connection with any appeal therein, judgments, fines and amounts paid in settlement, and in the manner provided by law any such expenses may be paid by us in advance of the final disposition of such action, suit or proceeding. The indemnification described herein does not limit our right to indemnify any other person for any such expense to the full extent permitted by law, nor is it exclusive of any other rights to which any person seeking indemnification from us may be entitled under any agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.
The board of directors has approved a form of indemnification agreement that has been executed by each of our directors and executive officers. In general, these agreements each provide that we will indemnify the director or executive officer to the fullest extent permitted by law for claims arising in his or her capacity as a director or executive officer of our company or in connection with their service at our request for another corporation or entity. The indemnification agreements also provide for procedures that will apply in the event that a director or executive officer makes a claim for indemnification and establish certain presumptions that are favorable to the director or executive officer.
We maintain a general liability insurance policy that covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers.
Item 15.	Recent Sales of Unregistered Securities.
Set forth below is information regarding shares of common stock issued by us within the past three years that were not registered under the Securities Act of 1933. Included is the consideration, if any, we received for such shares and information relating to the section of the Securities Act of 1933, or the rule of the Securities and Exchange Commission, under which exemption from registration was claimed.
On April 26, 2021, we entered into a purchase agreement with Lincoln Park Capital Fund, LLC, or Lincoln Park, pursuant to which we issued to Lincoln Park an aggregate of 1,127,736 shares of common stock from April 26, 2021 through May 18, 2021, of which (a) 56,041 shares of common stock were issued as consideration for Lincoln Park’s commitment to purchase shares of common stock under our April 26, 2021 purchase agreement, and (b) 1,071,695 shares were issued to Lincoln Park pursuant to the purchase agreement for an aggregate purchase price of $20.0 million.
On May 26, 2021, we entered into a purchase agreement with Lincoln Park pursuant to which we have the right to sell to Lincoln Park up to $40,000,000 in shares of common stock, subject to certain limitations, from time to time on or before      , 2024. On May 26, 2021, we issued 50,000 shares of common stock to Lincoln Park as consideration for its commitment to purchase shares of common stock under the May 26, 2021 purchase agreement.
No underwriters were involved in the foregoing issuances of securities. The securities described in this Item 15 were issued to investors in reliance upon the exemption from the registration requirements of the Securities Act of 1933, as set forth in Section 4(a)(2) under the Securities Act of 1933 and/or Regulation D promulgated thereunder relative to transactions by an issuer not involving any public offering, to the extent an exemption from such registration was required. The recipients of securities in the transactions described above represented that they were accredited investors and were acquiring the securities for their own account for investment purposes only and not with a view to, or for sale in connection with, any distribution thereof and that they could bear the risks of the investment and could hold the securities for an indefinite period of time and appropriate legends were affixed to the instruments representing such securities issued in such transactions.
Item 16.	Exhibits and Financial Statement Schedules.
(a)	Exhibits.
The exhibits to the registration statement are listed in the Exhibit Index attached hereto and incorporated by reference herein.
(b)	Financial Statement Schedules.
No financial statement schedules are provided because the information called for is not required or is shown either in the financial statements or notes.

Item 17.	Undertakings.
(a)	The undersigned Registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);
(ii)
To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in this Registration Statement.
(2)
That, for the purposes of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)	That, for the purpose of determining liability under the Securities Act to any purchaser,
(i)
each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)
each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(b)
The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions described herein, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX
Exhibit No.	Description
2.1+
Agreement and Plan of Merger and Reorganization, dated August 12, 2020, among Brooklyn ImmunoTherapeutics, Inc. (formerly NTN Buzztime, Inc.), BIT Merger Sub, Inc. and Brooklyn ImmunoTherapeutics LLC (incorporated herein by reference to Exhibit 2.1 to the Registration Statement on Form S-4/A filed on January 20, 2021)

2.2
Form of Support Agreement among Brooklyn ImmunoTherapeutics, Inc. (formerly NTN Buzztime, Inc.), Brooklyn ImmunoTherapeutics LLC and the officers and directors of NTN Buzztime, Inc. (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on August 14, 2020)

2.3
Form of Support Agreement among Brooklyn ImmunoTherapeutics, Inc. (formerly NTN Buzztime, Inc.), Brooklyn ImmunoTherapeutics LLC and certain beneficial holders of Class A membership interests of Brooklyn ImmunoTherapeutics LLC (incorporated herein by reference to Exhibit 10.2 to the Current Report on Form 8-K filed on August 14, 2020)

3.1
Restated Certificate of Incorporation of Brooklyn ImmunoTherapeutics, Inc. (formerly NTN Buzztime, Inc.) (incorporated herein by reference to Exhibit 3.1 to the Quarterly Report on Form 10-Q filed on August 14, 2013)

3.1(a)
Certificate of Amendment to the Restated Certificate of Incorporation of Brooklyn ImmunoTherapeutics, Inc. (formerly NTN Buzztime, Inc.), dated June 16, 2016 (incorporated herein by reference to Exhibit 3.1 to the Current Report on Form 8-K filed on June 17, 2016)

3.1(b)
Certificate of Decrease of the Series A convertible preferred stock of Brooklyn ImmunoTherapeutics, Inc. (formerly NTN Buzztime, Inc.), dated April 10, 2017 (incorporated herein by reference to Exhibit 3.1 to the Current Report on Form 8-K filed on April 12, 2017)

3.1(c)
Certificate of Amendment of Restated Certificate of Incorporation of Brooklyn ImmunoTherapeutics, Inc. (formerly NTN Buzztime, Inc.), dated June 8, 2017 (incorporated herein by reference to Exhibit 3.1 to the Current Report on Form 8-K filed on June 9, 2017)

3.1(d)
Certificate of Amendment of Restated Certificate of Incorporation of Brooklyn ImmunoTherapeutics, Inc. (formerly NTN Buzztime, Inc.), dated March 25, 2021 (incorporated herein by reference to Exhibit 3.1 to the Current Report on Form 8-K filed on March 31, 2021)

3.1(e)
Certificate of Amendment of Restated Certificate of Incorporation of Brooklyn ImmunoTherapeutics, Inc. (formerly NTN Buzztime, Inc.), dated March 25, 2021 (incorporated herein by reference to Exhibit 3.2 to the Current Report on Form 8-K filed on March 31, 2021)

3.1(f)
Certificate of Amendment of Restated Certificate of Incorporation of Brooklyn ImmunoTherapeutics, Inc. (formerly NTN Buzztime, Inc.), dated March 25, 2021 (incorporated herein by reference to Exhibit 3.3 to the Current Report on Form 8-K filed on March 31, 2021)

3.2	Amended and Restated Bylaws of Brooklyn ImmunoTherapeutics, Inc. (incorporated herein by reference to Exhibit 3.4 to the Current Report on Form 8-K filed on March 31, 2021)
4.1
Specimen stock certificate evidencing shares of common stock of Brooklyn ImmunoTherapeutics, Inc. (incorporated herein by reference to Exhibit 4.1 to the Registration Statement on Form S-1 filed on April 30, 2021)

4.2	Description of registrant’s securities (incorporated herein by reference to Exhibit 4.2 to the Registration Statement on Form S-1 filed on April 30, 2021)
5.1	Opinion of K&L Gates LLP
10.1+*
Asset Purchase Agreement dated January 13, 2020, between Brooklyn ImmunoTherapeutics, Inc. (formerly NTN Buzztime, Inc.) and Sporcle, Inc. (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on January 15, 2020)

10.2+
Asset Purchase Agreement dated September 18, 2020 by and between Brooklyn ImmunoTherapeutics, Inc. (formerly NTN Buzztime, Inc.) and eGames.com Holdings LLC (incorporated herein by reference to Exhibit 2.4(a) to the Registration Statement on Form S-4/A filed on November 25, 2020)

10.2(a)
Omnibus Amendment and Agreement entered into as of November 19, 2020 by and among eGames.com Holdings LLC, Brooklyn ImmunoTherapeutics, Inc. (formerly NTN Buzztime, Inc.), and Fertilemind Management, LLC (incorporated herein by reference to Exhibit 2.4(b) to the Registration Statement on Form S-4/A filed on November 25, 2020)

Exhibit No.	Description
10.2(b)
Second Omnibus Amendment and Agreement entered into as of January 12, 2021 by and among eGames.com Holdings LLC, Brooklyn ImmunoTherapeutics, Inc. (formerly NTN Buzztime, Inc.), and Fertilemind Management, LLC (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on January 15, 2021)

10.3†	Brooklyn ImmunoTherapeutics, Inc. 2020 Stock Incentive Plan (incorporated herein by reference to Exhibit 10.2 to the Current Report on Form 8-K filed on March 31, 2021)
10.4*†
Letter agreement, dated October 30, 2018, between Brooklyn ImmunoTherapeutics LLC and Ronald Guido (incorporated herein by reference to Exhibit 10.16(a) to the Registration Statement on Form S-4/A filed on November 25, 2020)

10.4(a)†
Assignment and Assumption of Employment Agreement, dated March 30, 2021, among Brooklyn ImmunoTherapeutics LLC, Brooklyn ImmunoTherapeutics, Inc. and Ronald Guido (incorporated herein by reference to Exhibit 10.3 to the Current Report on Form 8-K filed on March 31, 2021)

10.5†
Unit Restriction Agreement, dated as of November 5, 2018, between Brooklyn ImmunoTherapeutics LLC and Ronald Guido (incorporated herein by reference to Exhibit 10.16(b) to the Registration Statement on Form S-4/A filed on November 25, 2020)

10.6*†
Letter agreement, dated October 30, 2018, between Brooklyn ImmunoTherapeutics LLC and Lynn Sadowski Mason (incorporated herein by reference to Exhibit 10.17(a) to the Registration Statement on Form S-4/A filed on November 25, 2020)

10.6(a)†
Amendment to letter agreement, dated March 12, 2020, between Brooklyn ImmunoTherapeutics LLC and Lynn Sadowski Mason (incorporated herein by reference to Exhibit 10.17(b) to the Registration Statement on Form S-4/A filed on November 25, 2020)

10.6(b)†
Assignment and Assumption of Employment Agreement, dated March 30, 2021, among Brooklyn ImmunoTherapeutics LLC, Brooklyn ImmunoTherapeutics, Inc. and Lynn Sadowski Mason (incorporated herein by reference to Exhibit 10.4 to the Current Report on Form 8-K filed on March 31, 2021)

10.7†
Unit Restriction Agreement, dated as of November 1, 2018, between Brooklyn ImmunoTherapeutics LLC and Lynn Sadowski-Mason (incorporated herein by reference to Exhibit 10.17(c) to the Registration Statement on Form S-4/A filed on November 25, 2020)

10.8†^
Executive Employment Agreement, dated as of April 1, 2021 and effective as of April 16, 2021, between Brooklyn ImmunoTherapeutics, Inc. and Howard J. Federoff (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on April 7, 2021)

10.9†	Form of Indemnification Agreement (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on April 16, 2021)
10.9(a)
Schedule identifying agreements substantially identical to the form of Indemnification Agreement filed as Exhibit 10.9 (incorporated herein by reference to Exhibit 10.1(a) to the Current Report on Form 8-K filed on May 11, 2021)

10.10+
License Agreement, dated as of June 28, 2000, between Brooklyn ImmunoTherapeutics LLC (formerly Immuno-Rx, Inc.), and the University of South Florida Research Foundation, Inc. (incorporated herein by reference to Exhibit 10.19(a) to the Registration Statement on Form S-4/A filed on November 25, 2020)

10.10(a)+
Amendment No. 1 to License Agreement, dated June 30, 2009, between Brooklyn ImmunoTherapeutics LLC (formerly Immuno-Rx, Inc.) and the University of South Florida Research Foundation, Inc. (incorporated herein by reference to Exhibit 10.19(b) to the Registration Statement on Form S-4/A filed on November 25, 2020)

10.10(b)+*
Amendment No. 2 to License Agreement, dated June 5, 2012, between Brooklyn ImmunoTherapeutics LLC (IRX Therapeutics, Inc.) and the University of South Florida Research Foundation (incorporated herein by reference to Exhibit 10.19(c) to the Registration Statement on Form S-4/A filed on November 25, 2020)

10.11+*
Lease Agreement, dated September 28, 2015, between Biobat, Inc. and Brooklyn ImmunoTherapeutics LLC (formerly IRX Therapeutics, Inc.) (incorporated herein by reference to Exhibit 10.23(a) to the Registration Statement on Form S-4/A filed on November 25, 2020)

Exhibit No.	Description
10.11(a)+*
First Amendment to Lease Agreement, dated September 28, 2015, between Biobat, Inc. and Brooklyn ImmunoTherapeutics LLC (formerly IRX Therapeutics, Inc.) (incorporated herein by reference to Exhibit 10.23(b) to the Registration Statement on Form S-4/A filed on November 25, 2020)

10.11(b)
Assignment and Assumption of Lease, effective January 14, 2019 between Brooklyn ImmunoTherapeutics LLC (formerly IRX Therapeutics, Inc.) and Brooklyn ImmunoTherapeutics LLC, and consented to by Biobat, Inc., as landlord (incorporated herein by reference to Exhibit 10.23(c) to the Registration Statement on Form S-4/A filed on November 25, 2020)

Description
10.11(c)+*
Second Amendment to Lease Agreement, dated July 24, 2019, between Biobat, Inc. and Brooklyn ImmunoTherapeutics LLC (incorporated herein by reference to Exhibit 10.23(d) to the Registration Statement on Form S-4/A filed on November 25, 2020)

10.12+*
Termination and License Agreement, effective as of June 22, 2018, between Celgene and Brooklyn ImmunoTherapeutics LLC (formerly IRX Therapeutics, Inc.) (incorporated herein by reference to Exhibit 10.20 to the Registration Statement on Form S-4/A filed on November 25, 2020)

10.13+*
Sublease Agreement, dated April 18, 2019, between Brooklyn ImmunoTherapeutics LLC and Nezu Asia Capital Management, LLC (incorporated herein by reference to Exhibit 10.24(a) to the Registration Statement on Form S-4/A filed on November 25, 2020)

10.13(a)+
Consent to Sublease and Agreement, dated as of May 13, 2019, among 654 Madison Avenue Associates LP, Brooklyn ImmunoTherapeutics LLC, and Nezu Asia Capital Management, LLC (incorporated herein by reference to Exhibit 10.24(b) to the Registration Statement on Form S-4/A filed on November 25, 2020)

10.13(b)*
Commencement Date Confirmation Agreement, made as of June 27, 2019, among Brooklyn ImmunoTherapeutics LLC and Nezu Asia Capital Management, LLC (incorporated herein by reference to Exhibit 10.24(c) to the Registration Statement on Form S-4/A filed on November 25, 2020)

10.14
Paycheck Protection Program Note, dated April 18, 2020, issued by Brooklyn ImmunoTherapeutics, Inc. (formerly NTN Buzztime, Inc.) in favor of Level One Bank (incorporated herein by reference to Exhibit 10.13(a) to the Registration Statement on Form S-4/A filed on November 25, 2020)

10.14(a)
Acknowledgment and Agreement Regarding Loan Forgiveness, dated April 18, 2020, executed by Brooklyn ImmunoTherapeutics, Inc. (formerly NTN Buzztime, Inc.) in favor of Level One Bank (incorporated herein by reference to Exhibit 10.13(b) to the Registration Statement on Form S-4/A filed on November 25, 2020)

10.15*
Amended and Restated Royalty Agreement and Distribution Agreement, dated as of March 22, 2021 (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on March 31, 2021)

10.16
Purchase Agreement, dated as of April 26, 2021, between Brooklyn ImmunoTherapeutics, Inc. and Lincoln Park Capital Fund, LLC (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on April 30, 2021)

10.17
Registration Rights Agreement, dated as of April 26, 2021, between Brooklyn ImmunoTherapeutics, Inc. and Lincoln Park Capital Fund, LLC (incorporated herein by reference to Exhibit 10.2 to the Current Report on Form 8-K filed on April 30, 2021)

10.18+*
Exclusive License Agreement, dated April 26, 2021, among Novellus Therapeutics Limited, Factor Bioscience Limited and Brooklyn ImmunoTherapeutics LLC (incorporated herein by reference to Exhibit 10.3 to the Current Report on Form 8-K filed on April 30, 2021)

10.19†	Brooklyn ImmunoTherapeutics, Inc. 2021 Inducement Stock Incentive Plan (incorporated herein by reference to Exhibit 10.3 to the Current Report on Form 8-K filed on May 26, 2021)
10.20
Purchase Agreement, dated as of May 26, 2021, between Brooklyn ImmunoTherapeutics, Inc. and Lincoln Park Capital Fund, LLC (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on May 26, 2021)

10.21
Registration Rights Agreement, dated as of May 26, 2021, between Brooklyn ImmunoTherapeutics, Inc. and Lincoln Park Capital Fund, LLC (incorporated herein by reference to Exhibit 10.2 to the Current Report on Form 8-K filed on May 26, 2021)

Exhibit No.	Description
21.1	Subsidiaries of Brooklyn ImmunoTherapeutics, Inc. (incorporated herein by reference to Exhibit 21.1 to Registration Statement on Form S-1 filed on April 30, 2021)
23.1	Consent of Baker Tilly US, LLP
23.2	Consent of Marcum LLP
23.3	Consent of K&L Gates LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included on signature page of this registration statement)
+
Certain schedules and exhibits have been omitted pursuant to Item 601(a)(5) or Item 601(b)(2) of Regulation S-K. We hereby undertake to furnish copies of the omitted schedule or exhibit upon request by the Securities and Exchange Commission

*	Certain information redacted and replaced with “[***]”.
†	Management contract or compensatory plan.
^
Certain addenda have been omitted pursuant to Item 601(a)(5) of Regulation S-K. We hereby undertake to furnish copies of the omitted addenda upon request by the Securities and Exchange Commission, provided that we may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934 for the addenda so furnished.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on May 27, 2021.
BROOKLYN IMMUNOTHERAPEUTICS, INC.

By:	/s/ Howard J. Federoff
Howard J. Federoff
Chief Executive Officer and President
SIGNATURES AND POWER OF ATTORNEY
Each person whose signature appears below hereby constitutes and appoints Howard J. Federoff and Ronald Guido, and each of them, as his or her true and lawful attorney-in-fact and agent with full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments or any abbreviated registration statement), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.
Signature	Title	Date

/s/ Howard J. Federoff	Chief Executive Officer, President and Director (principal executive, financial and accounting officer)	May 27, 2021
Howard J. Federoff

/s/ Charles Cherington	Director	May 27, 2021
Charles Cherington

Director
Luba Greenwood

/s/ Dennis H. Langer	Director	May 27, 2021
Dennis H. Langer

Director
Erich Mohr